Exhibit 99.1

Gateway Energy Corporation

Exhibit to Current Report on Form 8-K Dated November 19, 2003

Exhibit 99.1 – Internet-based Information Release

PR NEWS RELEASE

Gateway Energy Corporation	Contact:	Nancy S. Block
500 Dallas Street, Suite 2615		(713) 336-0844
Houston, TX 77002

FOR IMMEDIATE RELEASE:

GATEWAY ENERGY CORPORATION ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

HOUSTON, TEXAS, November 19, 2003.  Gateway Energy Corporation today reported financial results for the quarter ended September 30, 2003.  Below is summarized financial information with a reconciliation of operating margin to net loss ($000’s except per share data):

	Quarter Ended
September 30:	2003	2002
Revenues:	$4,586	$1,799
Operating margin(1)	550	419
Depreciation and amortization	159	133
Accretion	102	—
General and administrative	361	452
Other income (expense), net	(144)	(34)
Loss from continuing operations	(216)	(200)
Discontinued operations	—	70
Net loss	$(216)	$(130)

Basic and diluted loss per common share:
Continuing operations	$(0.01)	$(0.01)
Discontinued operations	—	—
Net loss	$(0.01)	$(0.01)

(1) Revenues less cost of purchased gas less operation and maintenance expenses.

Operating margin for the three months ended September 30, 2003 increased $131,000 compared to the same period of the prior year.  Operating margin for Onshore operations increased $153,000, mainly due to the impact of revenue generated by the Madisonville pipeline facilities.  Sales and operating margin are expected to increase further as throughput volumes increase at the Madisonville Facilities.  The increase in Onshore operating margin was offset by decreases in operating margin for Offshore operations and Fort Cobb Fuel Authority.  General and administrative expenses decreased by 20% from the same period last year, due mainly to lower salaries and other employee related costs.  Accretion expense included $81,356 recognized in connection with changes in estimated future asset retirement costs.

Gateway Energy Corporation mourns the death of Board member Abe Yeddis on October 25, 2003.  Mr. Yeddis brought many years of business expertise to Gateway, and his contribution to the company will be greatly missed.

Gateway Energy Corporation (OTCBB: GNRG) owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and Oklahoma and offshore in Texas and federal waters of the Gulf of Mexico.  The Company also owns the exclusive U.S. license for a state-of-the-art, patented process for the rejection of nitrogen from natural gas streams.

This press release includes forward-looking statements that involve risks and uncertainties such as are detailed from time to time in the Company’s SEC filings.  Actual results may differ materially from management expectations.

Contact: Nancy S. Block – Manager of Investor Relations and Administration, (713) 336-0844.

Website: www.gatewayenergy.com

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